TARPON INDUSTRIES, INC.
                                2420 Wills Street
                              Marysville, MI 48040
                                Tel: 810 364-7421
                                Fax: 810 364 5610
                         Email: jbradshaw@tarponind.com

                        AMENDMENT TO FINANCING AGREEMENT
                               DATED June 14, 2007


     This amendment and extension agreement is made as of and to be effective as of December 17, 2007 (Amendment and Extension Agreement), and is by and among Tarpon Industries, Inc. (TPO) and High Capital Funding, LLC (HCF) acting in its capacity as Lead Investor under that certain Financing Agreement dated June 14, 2007 by and among TPO, HCF, and certain other Investors signatory thereto.

     RECITALS:

     1. Unless otherwise stated herein, all capitalized terms have the meanings ascribed to them in the Financing Agreement, provided that "Qualified Offering" shall mean an underwritten public offering or a private placement of equity securities by the Company resulting in gross proceeds of $5,000,000 or more.

     2. In or about June and July 2007 TPO issued a series of Bridge Notes to HCF and the other Investors in the aggregate principal amount of $1,700,000, pursuant to a financing agreement (the "Financing Agreement") dated as of June 14, 2007.

     3. The Bridge Notes have a Maturity Date of December 17, 2007, which may be extended by the Lead Investor upon the written request of TPO for up to six one-month periods upon such additional terms and conditions as the Lead Investor shall determine in its sole discretion, as set forth in the Financing Agreement.

     4. As a result of unforeseen delays there has not been a closing of a Qualified Offering on or before the Maturity Date, and accordingly, by executing this Agreement, TPO is hereby making a written request to HCF for a three month extension of the Maturity Date.

          NOW  THEREFORE, THE PARTIES AGREE AS FOLLOWS;

               HCF in its capacity as Lead Investor hereby grants TPO a three month extension of the Maturity Date to March 17, 2008 upon the following terms and conditions:


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          (i)  Recitals 1-4 are  incorporated  in this  Amendment  and Extension
               Agreement as if fully set forth herein.

          (ii) As set forth in the Financing Agreement, effective December 18, 2007 the interest rate shall be increased to 13% per annum.

          (iii) Effective upon the mutual execution of this agreement by TPO and HCF, each Holder of Bridge Shares shall have the right to exchange his Bridge Shares at the closing of any Qualified Offering for unregistered securities of TPO that are otherwise identical to the securities issued by TPO in such Qualified Offering (Exchange Securities). The number of Exchange Securities shall be equal to the principal amount of the Bridge Note, divided by the offering price of the securities sold in the Qualified Offering.

          (iv) The "Registration Rights" section of the Financing Agreement shall be deemed to include the Exchange Securities as "Registrable Securities," provided however: that no Registration Statement shall be required to be filed before April 15, 2008. In the event that the Exchange Securities include warrants, the liquidated damages with respect to non-compliance with this section as to such warrants and/or the underlying common stock shall be equal to 2% of the principal amount of the related Bridge Notes per month or part thereof that such non-compliance continues.

          (v) In the event the closing of a Qualified Offering has not occurred on or before March 17, 2008, the Maturity Date may be further extended for up to an additional three one month periods by HCF as Lead Investor, each monthly extension being made, if at all, at the written request of TPO. In consideration of such further extensions each Holder of Bridge Shares, in addition to the Exchange Securities in subsection (iii) above, shall receive additional Exchange Securities equal to 1/12 of the principal amount of the Bridge Note, divided by the offering price of the securities sold in the Qualified Offering for each month or part thereof of such additional extension.

          (vi) As set forth in the Financing Agreement, effective December 18, 2007 the Holders are entitled to receive 1/4 of a share of TPO restricted common stock per dollar of Bridge Note principal for each month or part thereof that the Maturity Date is extended (Extension Shares). This requirement is hereby waived.


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          (vii) If there has been no Qualified Offering by March 17, 2008, or by the latest extended Maturity Date pursuant to subsection (v) above, the Holders shall have the right to exchange their Bridge
               Shares  for  "Alternate  Exchange   Securities."  The  amount  of
               Alternate Exchange Securities shall be determined by dividing 100% of the Bridge Note principal (Exchange Amount), plus 1/12 of the Exchange Amount for each month or part thereof of Maturity Date extension beyond March 17, 2008, by the average closing bid price of TPO common stock on a U.S. securities market (including the OTCBB) for the five trading days ending on the latest extended Maturity Date, but not later than June 17, 2008. If at the time of the calculation of the number of Alternate Exchange Securities the TPO common stock is being quoted on the Pink Sheets the amount of Alternate Exchange Securities shall be determined by dividing the Exchange Amount plus 1/12 of the Exchange Amount for each month or part thereof of Maturity Date extension beyond March 17, 2008, by 75% of the average closing bid price of TPO common stock on the Pink Sheets for the five trading days ending on the latest extended Maturity Date, but not later than June 17, 2008. The right to exchange the Bridge Shares for Alternate Exchange Securities shall be exercisable for a period of one month following the latest extended Maturity Date.

          (viii) Except as expressly modified by this Amendment and Extension Agreement all other terms and conditions of the Financing Agreement shall remain in full force and effect.

          (ix) This agreement shall be effective upon the mutual execution by TPO and HCF.


TARPON INDUSTRIES, INC.


By:    /s/ James W. Bradshaw                         Date:    December 24, 2007
    ----------------------------------------
       James W. Bradshaw, CEO


High Capital Funding, LLC


By:   /s/ Frank E. Hart                              Date:    December 24, 2007
    ----------------------------------------
       Frank E. Hart, Manager


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